UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2007

NT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-33107	76-0238783
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer IdentificationNumber)

33 Pine Street, Exeter, NH 03833
(Address of principal executive offices)(Zip Code)

603-773-0153
(Registrant's telephone number, including area code)

General Environmental Corporation
(Former name and former address, if changed since last report)

Item 8.01 Other Events

On March 1, 2007, the Company signed an Exchange Agreement for the acquisition of all of the shares of Nexplore Technologies, Inc. (Nexplore”), a Texas corporation headquartered in Frisco, Texas with additional offices in Beijing and Moscow in exchange for 50,678,000 post -reverse split common shares. The transaction is expected to close on or before March 31, 2007.

Nexplore Technologies is a Web 2.0 Search Engine and Social Computing company dedicated to producing and delivering web destinations and software application that empower the user to drive and define their own online experiences.

Through its premier Internet properties like Nexplore.com and MyCircle.com, Nexplore Technologies seeks to create and perpetuate global social phenomena by utilizing leading edge technologies to combine the power of information and the perspective of people in the most interactive and intuitive user-interfaces on the market today. With innovative revenue models and dynamic technology and business development team, Nexplore has positioned itself to become the leader in the Next Generation and Social Computing marketplace.

General Environmental Corporation, the predecessor company restructured its operations by reverse splitting its shares on a 1:20 basis, changing its state of incorporation from Delaware to Nevada and changing its name to NT Technologies, Inc. The company’s new trading symbol is NTTI which replaces the old symbol of GNEV.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NT Technologies, Inc.

Date: March 27, 2007	By:	/s/ Herb Sears

Title: President